Exhibit 4.4

Anfield Energy Inc.

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND 2024

(Unaudited)

(Expressed in Canadian Dollars)

Anfield Energy Inc.

Condensed Interim Consolidated Statements of Financial Position

(Expressed in Canadian Dollars)

(Unaudited)

	Notes	June 30, 2025	December 31, 2024

Assets
Current Assets
Cash		$ 10,988,668	$ 1,350,411
Receivables		44,529	49,685
Prepaids and deposits	3,8	880,309	1,035,439
Marketable securities	4	21,810	34,563
		11,935,316	2,470,098
Non-current Assets
Insurance premium	6	103,889	372,736
Reclamation bonds	5,6	16,265,100	16,087,691
Property and equipment	5	21,236,572	22,438,706
Exploration and evaluation assets	6	37,874,230	38,639,788
		75,479,791	77,538,921
Total Assets		$ 87,415,107	$ 80,009,019

Liabilities
Current liabilities
Accounts payable and accrued liabilities	7	$ 661,396	$ 1,651,411
Due to related parties	8	400,486	223,489
Loans payable	10	–	5,899,864
		1,061,882	7,774,764

Long-term liabilities
Asset retirement obligations	9	23,203,239	23,975,931
Loan payable	10	11,073,612	3,383,929
Total Liabilities		35,338,733	35,134,624

Equity
Share capital	11	$ 126,338,002	$ 110,528,937
Stock option reserve	11	6,991,160	6,991,160
Warrant reserve	11	7,939,942	7,411,788
Foreign exchange reserve	11	2,447,858	4,487,177
Deficit		(91,640,588)	(84,544,667)
Total Equity		52,076,374	44,874,395
Total Equity and Liabilities		$ 87,415,107	$ 80,009,019

Subsequent events (Note 16)

Approved and authorized on August 20, 2025, on behalf of the Board of Directors:

“Corey Dias”	“Laara Shaffer”
Chief Executive Officer	Chief Financial Officer

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Anfield Energy Inc.

Condensed Interim Consolidated Statements of Comprehensive Loss

(Expressed in Canadian Dollars)

(Unaudited)

		For the three months ended June 30,		For the six months ended June 30,

	Notes	2025	2024	2025	2024

Expenses

Depreciation	5	$979	$968	$1,994	$1,922

Exploration and evaluation expenditures	6, 8	1,922,805	1,307,006	3,212,141	2,357,689

General and administrative	8	1,146,602	964,683	2,146,198	1,898,283

Shareholder communications		47,036	25,514	84,195	76,150

Loss (gain) on foreign exchange		645,057	(51,041)	669,215	(140,314)

Total expenses		3,762,479	2,247,130	6,113,743	4,193,730

Net loss before other items		(3,762,479)	(2,247,130)	(6,113,743)	(4,193,730)

Other items

Accretion expense for asset retirement obligations	9	(261,671)	(227,419)	(527,211)	(449,360)

Accretion of discount and interest expense on loan payable	10	(484,078)	(170,497)	(735,657)	(325,707)

Debt modification expense		–	(250,109)	–	(250,109)

Interest income		168,636	190,160	286,354	375,972

Other income		(116)	–	6,263	–

Unrealized loss on marketable securities	4	11,625	4,926	(11,927)	(9,639)

Write-off of accounts payable		–	–	–	66

Net loss		(4,328,083)	(2,700,069)	(7,095,921)	(4,852,507)

Other comprehensive loss

Other comprehensive loss that may be reclassified to profit or loss:

Exchange differences on translating foreign operations		(1,953,514)	459,439	(2,039,319)	1,353,715

Total comprehensive loss		$(6,281,597)	$(2,240,630)	$(9,135,240)	$(3,498,792)

Loss per share – basic and diluted		$(0.28)	$(0.20)	$(0.47)	$(0.36)

Weighted average shares outstanding - Basic		15,322,067	13,569,240	15,152,080	13,521,751

Weighted average shares outstanding - Diluted		15,322,067	13,569,240	15,152,080	13,521,751

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Anfield Energy Inc.

Condensed Interim Consolidated Statements of Changes in Equity

(Expressed in Canadian Dollars)

(Unaudited)

	Number of shares	Amount	Stock option reserve	Warrant reserve	Foreign exchange reserve	Deficit	Total equity

Balance, December 31, 2023	13,261,316	$107,194,133	$7,443,544	$7,396,640	$1,113,884	$ (73,551,399)	$49,596,802

Shares issued for exploration and evaluation assets	200,000	1,050,000	–	–	–	–	1,050,000

Shares issued upon exercise of warrants	121,038	801,330	–	(107,049)	–	–	694,281

Warrants issued upon modification of credit facility	–	–	–	250,109	–	–	250,109

Comprehensive loss for the period	–	–	–	–	1,353,715	(4,852,507)	(3,498,792)

Balance, June 30, 2024	13,582,354	$109,045,463	$7,443,544	$7,539,700	$2,467,599	$(78,403,906)	$48,092,400

Balance, December 31, 2024	13,789,728	$110,528,937	$6,991,160	$7,411,788	$4,487,177	$(84,544,667)	$44,874,395

Shares issued for cash	1,428,572	15,000,000	–	–	–	–	15,000,000

Shares issued for exploration and evaluation assets	169,726	763,768	–	–	–	–	763,768

Shares issued upon exercise of warrants	6,796	45,297	–	(4,813)	–	–	40,484

Warrants issued for Credit Facility	–	–	–	532,967	–	–	532,967

Comprehensive loss for the period	–	–	–	–	(2,039,319)	(7,095,921)	(9,135,240)

Balance, June 30, 2025	15,394,822	$126,338,002	$6,991,160	$7,939,942	$2,447,858	$(91,640,588)	$52,076,374

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Anfield Energy Inc.

Condensed Interim Consolidated Statements of Cash Flows

(Expressed in Canadian Dollars)

(Unaudited)

	For the six months ended June 30,
	2025	2024

Cash Flows from Operating Activities
Net loss	$(7,095,921)	$(4,852,507)
Adjustments for non-cash items:
Accretion of asset retirement obligations	527,211	449,360
Accretion of discount and interest expense on loan payable	735,657	325,707
Debt modification expense	–	250,109
Depreciation	1,994	1,922
Foreign exchange	94,294	(433,770)
Unrealized loss on marketable securities	11,927	9,639
Write-off of accounts payable	–	(66)

Changes in non-cash working capital:
Receivables	5,156	23,281
Prepaids and deposits	423,977	1,204,763
Accounts payable and accrued liabilities	(728,158)	222,539
Due to related parties	176,997	437,290

Net cash flows used in operating activities	(5,846,866)	(2,361,733)

Cash Flows from Investing Activities
Acquisition of exploration and evaluation assets	(568,136)	–
Reclamation deposit	(712,893)	(37,748)
Investment income from reclamation bond reinvested	(325,018)	(375,972)

Net cash flows used in investing activities	(1,606,047)	(413,720)

Cash Flows from Financing Activities
Proceeds from share issuances	15,000,000	–
Proceeds from exercise of warrants	40,484	694,281
Proceeds from loan payable, net	8,212,407	–
Repayment of loan payable and interest	(6,161,721)	–

Net cash flows from financing activities	17,091,170	694,281

Increase (decrease) in cash	9,638,257	(2,081,172)
Cash, beginning	1,350,411	2,611,281

Cash, ending	$10,988,668	$530,109

Non-cash Investing and Financing Activities:
Fair value of warrants reclassified to share capital upon exercise	$4,813	$107,049
Fair value of warrants issued for Credit Facility	532,967	250,109
Shares issued for exploration and evaluation assets	763,768	1,050,000

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Anfield Energy Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the six months ended June 30, 2025 and 2024

(Unaudited – Expressed in Canadian Dollars)

1.	NATURE OF OPERATIONS

Anfield Energy Inc. (the “Company”) is a publicly listed company incorporated in British Columbia on July 12, 1989. The Company’s shares are listed on the TSX Venture Exchange (“TSX.V”) under the symbol “AEC”, the OTCQB Marketplace under the symbol “ANLDF”, and the Frankfurt Stock Exchange under the symbol “OAD”. On September 16, 2022, 1,666,667 warrants of the Company commenced trading on TSX.V under the symbol “AEC.WT”. The Company is engaged in mineral development and production. The Company’s head office and its registered and records offices are located at Suite 2005, 4390 Grange Street, Burnaby, British Columbia, V5H 1P6.

Effective August 1, 2025, the Company completed a share consolidation of its outstanding common shares on a 75-for-1 basis. The share and per share figures in these condensed interim consolidated financial statements have been retroactively adjusted to reflect this share consolidation.

2.	MATERIAL ACCOUNTING POLICY INFORMATION AND BASIS OF PRESENTATION

a)	BASIS OF PREPARATION AND STATEMENT OF COMPLIANCE

These unaudited condensed interim consolidated financial statements have been prepared in accordance with International Accounting Standard (“IAS”) 34, “Interim Financial Reporting” of the IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”). These condensed interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements as at and for the year ended December 31, 2024 as some disclosures from the annual consolidated financial statements have been condensed or omitted.

These condensed interim consolidated financial statements have been prepared on a historical cost basis except for financial instruments measured at fair value.

These condensed interim consolidated financial statements comprise the accounts of the Company and its wholly-owned subsidiaries incorporated in the United States which include Equinox Exploration Holding Corp. (“EQX US”), Anfield Resources Holding Corp. (‘ARHC”), ARH Wyoming Corp. (“ARHW”), Highbury Resources Inc. (“HRI”), Anfield Precious Metals Inc. (“APMI”) and Neutron Energy, Inc. (“NEI”). All inter-company transactions, balances, income and expenses are eliminated on consolidation.

The Company reclassified amounts under investing activities to separate out $375,972 for investment income reinvested from reclamation bonds. The change in presentation did not have an effect on the Company’s total assets, net assets, results from operations, loss per share or net cash flows.

b)	SIGNIFICANT MANAGEMENT JUDGEMENT AND ESTIMATES IN APPLYING ACCOUNTING POLICIES

Significant estimates and assumptions

The timely preparation of the condensed interim consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies, if any, as at the date of the interim consolidated financial statements and the reported amounts of expenses during the period. By their nature, estimates are subject to measurement uncertainty and changes in such estimates in future years could require a material change in the condensed interim consolidated financial statements.

These condensed interim consolidated financial statements were prepared using accounting policies, estimates and judgments consistent with those in the audited consolidated financial statements as at and for the year ended December 31, 2024.

Anfield Energy Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the six months ended June 30, 2025 and 2024

(Expressed in Canadian Dollars)

2.	MATERIAL ACCOUNTING POLICY INFORMATION AND BASIS OF PRESENTATION (CONTINUED)

c)	ACCOUNTING STANDARDS NOT YET EFFECTIVE

In April 2024, the IASB issues IFRS 18 Presentation and Disclosure in Financial Statements (“IFRS 18”), which will replace IAS 1 and includes requirements for all entities applying IFRS Accounting Standards for the presentation and disclosure of information in the financial statements. IFRS 18 will introduce new totals, subtotals, and categories for income and expenses I the statement of income, as well as requiring disclosure about management-defined performance measures and additional requirements regarding the aggregation and disaggregation of certain information. It will be effective on January 1, 2027, with earlier adoption permitted, and it must be adopted on a retrospective basis. The Company is currently evaluating the impact on its financial statements.

Other accounting standards or amendments to existing accounting standards that have been issued but have future effective dates are either not applicable or are not expected to have a significant impact on the Company’s financial statements.

3.	PREPAIDS AND DEPOSITS

	June 30, 2025	December 31, 2024
Prepaid exploration and evaluation expenditures	$363,658	$966,833
Other prepaid expenses	516,651	68,606

	880,309	$1,035,439

4.	MARKETABLE SECURITIES

Marketable securities consist of 4,000,000 shares of GTI Resources Limited (“GTRIF”), an Australian company listed on the Australian Securities Exchange and OTC Markets in the United States.

	December 31, 2024 fair value	Unrealized loss	Foreign exchange translation	June 30, 2025 fair value
GTI Resources Limited	$ 34,563	$ (11,927)	$ (826)	$ 21,810

	$ 34,563	$ (11,927)	$ (826)	$ 21,810

Anfield Energy Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the six months ended June 30, 2025 and 2024

(Expressed in Canadian Dollars)

5.	PROPERTY AND EQUIPMENT

	Vehicle	Shootaring Mill	Total
COST

Balance, December 31, 2023	$26,262	$21,986,159	$22,012,421
Change in ARO estimates	–	(1,453,888)	(1,453,888)
Foreign exchange translation	2,253	1,886,067	1,888,320

Balance, December 31, 2024	28,515	22,418,338	22,446,853
Foreign exchange translation	(1,525)	(1,199,118)	(1,200,643)

Balance, June 30, 2025	26,990	21,219,220	21,246,210

DEPRECIATION

Balance, December 31, 2023	3,752	–	3,752
Depreciation	3,877	–	3,877
Foreign exchange translation	518	–	518

Balance, December 31, 2024	8,147	–	8,147
Depreciation	1,994	–	1,994
Foreign exchange translation	(503)	–	(503)

Balance, June 30, 2025	9,638	–	9,638

CARRYING AMOUNTS

Balance, December 31, 2024	$20,368	$22,418,338	$22,438,706

Balance, June 30, 2025	$17,352	$21,219,220	$21,236,572

Reclamation Bonds

The Company is required to hold replacement bonds to meet reclamation requirements in connection with the Shootaring Mill.

On February 20, 2025, the Company entered into an Indemnification Support Agreement with Uranium Energy Corp. (“UEC”) whereby UEC will provide indemnification support limited to US$3,000,000 (the “Support Amount”) in connection with certain bonding requirements relating to Shootaring Canyon Mill. In consideration for the provision of the indemnity, the Company agrees to pay to UEC a cash support fee equal to the Support Amount multiplied by the secured overnight financing rate (“SOFR”) as administered by the CME Group Benchmark Administration Limited plus 5% per annum, which fee shall be calculated monthly and paid in US dollars in arrears on the first day of each calendar month. The Company also agreed to granted UEC the right (the “Pre-Emptive Rights”), to subscribe for and to be issued up to such number of the Company’s common shares that will allow UEC to maintain its percentage ownership interest in the Company.

During the year ended December 31, 2024, the Company recorded a bond premium of US$470,857 as insurance, which would create an obligation for the surety company to cover the difference between the bond requirement and the cash collateral. The bond premium is amortized over one year. During the six months ended June 30, 2025, the Company recorded $337,592 (2024 - $265,406) as insurance expense and at June 30, 2025, $103,889 (December 31, 2024 - $372,736) was recorded in prepaid insurance premium for the reclamation bond requirements.

At June 30, 2025, the Company recorded the cash collateral of US$11,891,028 ($16,208,660) (December 31, 2024 – US$11,129,593 ($16,028,060)) as a reclamation bond.

Anfield Energy Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the six months ended June 30, 2025 and 2024

(Expressed in Canadian Dollars)

6.	EXPLORATION AND EVALUATION ASSETS

As at June 30, 2025, the Company held interests in uranium exploration properties in Utah, Arizona and New Mexico (“Uranium Properties”); uranium/vanadium properties in Colorado (Highbury and Slick Rock Project) and in Arizona (Artillery Project); and a gold project in Arizona also known as Newsboy Project.

A continuity of exploration and evaluation assets is as follows:

		Colorado Properties		Arizona Properties
	Uranium Properties	Highbury	Slick Rock	Newsboy Gold	Artillery Peak	Total
Balance, December 31, 2024	$18,442,946	$6,270,890	$6,897,145	$2,612,069	$4,416,738	$38,639,788

Acquisitions cost	–	1,331,904	–	–	–	1,331,904

Foreign exchange	(986,479)	(366,109)	(368,916)	(139,715)	(236,243)	(2,097,462)

Balance, June 30, 2025	$17,456,467	$7,236,685	$6,528,229	$2,472,354	$4,180,495	$37,874,230

The following exploration and evaluation expenditures were included in comprehensive loss for the six months ended June 30, 2025, and 2024 are as follows:

	Uranium Properties	Highbury	Newsboy Gold	Artillery Peak	Clay Borrow	Total

Consulting	$213,377	$810,709	$–	$–	$–	$1,024,086

Sundry field	79,208	10,108	–	–	–	89,316

Sampling, assaying	125,727	41,189	–	–	–	166,916

License, filing and insurance	919,456	212,462	19,033	–	292	1,151,243

Lease and royalty	342,695	289,621	–	–	–	632,316

Property tax	–	44,635	–	–	–	44,635

Drilling	91,755	11,874	–	–	–	103,629

Total for the six months ended June 30, 2025	$1,772,218	$1,420,598	$19,033	$—	$292	$3,212,141

	Uranium Properties	Highbury	Newsboy Gold	Artillery Peak	Clay Borrow	Total

Consulting	$234,399	$574,070	$–	$–	$–	$808,469

Sundry field	37,871	4,300	–	–	–	42,171

Sampling, assaying	99,296	1,533	–	–	–	100,829

License, filing and insurance	844,882	56,610	15,132	41,361	9,607	967,592

Lease and royalty	162,268	276,439	–	–	–	438,707

Property tax	(79)	–	–	–	–	(79)

Total for the six months ended June 30, 2024	$1,378,637	$912,952	$15,132	$41,361	$9,607	$2,357,689

Anfield Energy Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the six months ended June 30, 2025 and 2024

(Expressed in Canadian Dollars)

6.	EXPLORATION AND EVALUATION ASSETS (CONTINUED)

URANIUM PROPERTIES

Shootaring Mill Project

On August 27, 2015, as amended November 23, 2017, the Company closed an Asset Purchase Agreement and amendments, with Uranium One Americas Inc. (“Uranium One”) to acquire the Shootaring Canyon uranium mill (the “Shootaring Mill”) located in Utah, and a portfolio of conventional uranium assets including: Shootaring Mill, Velvet-Wood Project, Frank M Project, Wate and Findlay Tank Breccia Pipes, royalty portfolio and surface stockpiles.

Marysvale Uranium Project

In January 2023, the Company acquired 100% interest in 65 unpatented mining claims of the Marysvale uranium project located in Beaver County, Utah, USA and 100% interest in 26 unpatented mining claims of the Calf Mesa project located in Emery County, Utah, USA.

Marquez-Juan Tafoya Uranium Project

In July 2023, the Company acquired the Marquez-Juan Tafoya Uranium Marquez-Juan Tafoya uranium project located in the Grants Uranium Merial District, Albuquerque, New Mexico, USA.

Other Utah Properties

On October 18, 2023, the Company entered into a definitive agreement with Nolan Holdings, Inc. to acquire 100% interest in 175 federal unpatented uranium mining claims, located in San Juan and Grand Counties in Utah.

On June 11, 2024, the Company entered into a Uranium Mining Lease Agreement with Wayne Minerals Inc. to obtain mining rights on 127 unpatented mining claims in California and Utah for 5 years. The Company agreed to pay an annual lease payment of US$100,000. A production royalty of 3% will be paid on the total value of all minerals recovered and sold from the leased land. An advance royalty of US$50,000 is due annually beginning on May 30, 2029 and will be credited against production royalty until it has been fully recouped. The Company was also granted the sole and exclusive right and option to earn a 100% undivided interest in the leased land free and clear of all charges, royalties and encumbrances upon terms to be agreed between the lessor and the Company, at any time prior to the expiration of the 5-year term.

Anfield Energy Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the six months ended June 30, 2025 and 2024

(Expressed in Canadian Dollars)

6.	EXPLORATION AND EVALUATION ASSETS (CONTINUED)

COLORADO PROPERTIES

HIGHBURY PROJECT

The Highbury Project consists of nine past-producing uranium/vanadium properties in Colorado, collectively known as the West Slope Project. It also includes the Papoose Quarry property, which is not core to the Company’s current operations.

SLICK ROCK PROJECT

The Slick Rock project is located in San Miguel County, Southwest Colorado, approximately 24 miles north of the town of Dove Creek and east of the Dolores River in the Slick Rock District of the Uravan mineral belt. Certain claims within the block are subject to 1% to 3% royalties of net uranium and vanadium production.

During the year ended December 31, 2024, the Company paid US$25,406 for a reclamation bond held by the regulatory authorities and will be released to the Company on satisfactory restoration of the property. The reclamation bond balance was $34,631 (US$25,406) as at June 30, 2025 (December 31, 2024 – $36,588 (US$25,406)).

GOLDEN EAGLE PROJECT

On January 2, 2024, HRI entered into a definitive agreement with Gold Eagle Mining Inc. (“GEM”) and Golden Eagle Uranium LLC (“GEU”) (collectively, “the Sellers”) to acquire a 100% interest in twelve Department of Energy (“DOE”) leases (“DOE Leases”) and associated data in various Counties in Colorado. The transaction was closed on July 3, 2024. Pursuant to the last amendment on February 20, 2025, the Company agreed to pay the following consideration for the DOE Leases and associated dates:

• At closing, US$500,000 in cash with US$100,000 to be paid on or before October 16, 2024 (paid) and US$400,000 to be paid on or before February 21, 2025 (paid);

• Issuance of 169,726 common shares representing a value of US$1,250,000 on or before February 21, 2025 (issued on May 6, 2025);

• US$750,000 in cash at the one-year anniversary of closing (the “One-Year Anniversary Payment”) with the option to extend for two subsequent 90-day periods (the “Extension Options”), subject to the following condition:

a)

The Extension Options shall be at the sole discretion of the Company and may only be exercised in the event that the Company’s application for a NASDAQ listing and subsequent financing are delayed; and

b)	The Company shall pay US$100,000 for each Extension Option that is exercised, with the Extension Option payments to be deducted from the One-Year Anniversary Payment.

• US$1,000,000 in cash at the two-year anniversary of closing;

• US$1,000,000 in cash at the three-year anniversary of closing; and

• US$1,500,000 in cash at the four-year anniversary of closing.

Anfield Energy Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the six months ended June 30, 2025 and 2024

(Expressed in Canadian Dollars)

6.	EXPLORATION AND EVALUATION ASSETS (CONTINUED)

ARIZONA PROPERTIES

NEWSBOY GOLD PROJECT

On November 30, 2020, the Company entered into a Leases and Claims Transfer Agreement to acquire the Newsboy Gold Project (“Newsboy Project”) located in Arizona, USA. The Newsboy Project is subject to a 2% net smelter returns royalty on commercial production. In March 2022, 1% of the NSR royalty was bought back by the Company, and the Company’s work commitments, resource milestones, and production milestone requirements were waived.

The Company has a US$12,000 reclamation bond held by the regulatory authorities and will be released to the Company on satisfactory restoration of the property. The reclamation bond balance was $16,357 as at June 30, 2025 (December 31, 2024 – $17,282).

ARTILLERY PEAK PROJECT

The Artillery Peak consists of 50 unpatented mining claims in the uranium-rich Artillery Peak project area, located in Mohave County, Arizona, USA.

LiVada Claims

In January 2023, the Company acquired a 100% interest in 119 unpatented mining claims and historical data in the Artillery Peak area, located in Mohave County, Arizona, USA, from LiVada Corporation.

Dripping Springs Quartzite Project

In February 2023, the Company acquired 100% in 115 unpatented mining claims of the Dripping Springs Quartzite uranium project located in Gila County, Arizona, USA. During the year ended December 31, 2024, the Company recognized an impairment of $378,605 (US$276,256) as 34 of the 115 mining claims were forfeited during the year.

OTHER PROPERTIES

CLAY BORROW PROJECT, UTAH

On March 1, 2023, the Company entered into a clay mineral lease agreement with the School and Institutional Trust Lands Administration to lease 620.88 acres of land located in Garfield County, Utah, for a term of 10 years. Pursuant to the agreement, the Company agreed to pay an annual rent of a minimum US$500 or at the rate of US$2 for each acre and fractional acre situated within the boundaries of the property.

Commencing on the 10th anniversary of the agreement and until the lease terminates, the Company agreed to pay in advance an annual minimum royalty equal to three times the annual rent. In addition, the Company agreed to pay a production royalty equal to the greater of: (i) 10% of the gross value of the clay minerals sold under an arm’s length transaction, or (ii) US$1 per short ton of the clay minerals.

During the year ended December 31, 2023, the Company paid US$18,600 for a reclamation bond held by the regulatory authorities and will be released to the Company on satisfactory restoration of the property. During the year ended December 31, 2024, the Company received a refund of US$14,600. The reclamation bond balance was $5,452 (US$4,000) as at June 30, 2025 (December 31, 2024 – $5,761 (US$4,000)).

Anfield Energy Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the six months ended June 30, 2025 and 2024

(Expressed in Canadian Dollars)

7.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	June 30, 2025	December 31, 2024
Trade payables	$83,615	$760,631
Accrued liabilities	577,781	890,780
	$661,396	$1,651,411

8.	RELATED PARTY TRANSACTIONS AND BALANCES

a)	Related Party Balances

As at June 30, 2025, an amount of $400,486 (December 31, 2024 - $223,489) was owed to related parties. These amounts are unsecured, non-interest bearing and have no fixed terms of repayment.

As at June 30, 2025, an amount of $nil (December 31, 2024 - $4,515) was recorded in prepaid expenses for advances to a company controlled by the Chief Financial Officer of the Company for future consulting fees.

As at June 30, 2025, an amount of $14 (December 31, 2024 - $14) was recorded in prepaid expenses for advances to a director of the Company for future consulting fees and property expenditures.

b)	Related Party Transactions

The Company incurred the following transactions with companies that are controlled or managed by directors of the Company:

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024

Consulting fees (i)	$ 12,900	$12,900	$ 25,800	$25,800
Consulting and professional fees (ii)	361,778	–	529,365	–

	$ 374,678	$12,900	$ 555,165	$25,800

Anfield Energy Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the six months ended June 30, 2025 and 2024

(Expressed in Canadian Dollars)

8.	RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

b)	Related Party Transactions (continued)

The Company has identified its directors and certain senior officers as its key management. Key management and director compensation during the six months ended June 30, 2025 and 2024, are as follows:

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024

Consulting fees and management bonus (i)	$ 309,978	$229,415	$650,141	$458,240
Director’s fees and audit committee fees (i)	57,500	–	110,000	–
Legal fees (i)	62,260	61,589	126,884	122,279
Auto and rent expense (ii)	43,899	12,318	58,978	24,456

	$ 473,637	$303,322	$946,003	$604,975

(i)	These expenses are included in general and administrative expenses in the condensed interim consolidated statements of comprehensive loss.

(ii)	These expenses are included in exploration and evaluation expenditures in the condensed interim consolidated statements of comprehensive loss.

9.	ASSET RETIREMENT OBLIGATIONS

Laws and regulations concerning environmental protection affect the Company’s exploration and operations. Under current regulations, the Company is required to meet performance standards to minimize environmental impact from its activities and to perform site restoration and other closure activities. The Company’s provision for future site closure and reclamation costs is based on known requirements.

A continuity of the Company’s provision for site reclamation and closure is as follows:

	Shootaring Mill	West Slope	Papoose	Totals

Balance December 31, 2024	$18,506,317	$5,148,929	$320,685	$23,975,931
Accretion	411,760	108,503	6,948	527,211
Foreign exchange	(1,003,517)	(279,003)	(17,383)	(1,299,903)

Balance June 30, 2025	$17,914,560	$4,978,429	$310,250	$23,203,239

a)	SHOOTARING MILL

The Company’s estimate of the environmental rehabilitation provision arising from the Shootaring Mill (Note 5) at June 30, 2025, was $17,914,560 (US$13,142,516) (December 31, 2024 – $18,506,317 (US$12,850,451)). This estimate was based upon an undiscounted risk-adjusted future cost of $22,708,758 (US$16,659,642) (December 31, 2024 – $23,991,550 (US$16,659,642)), an annual inflation rate of 2.40% and discount rate of 4.64%. The closure and reclamation expenditure is expected to be incurred in 2036.

Anfield Energy Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the six months ended June 30, 2025 and 2024

(Expressed in Canadian Dollars)

9.	ASSET RETIREMENT OBLIGATIONS (CONTINUED)

b)	WEST SLOPE PROJECT

The Company’s estimate of the environmental rehabilitation provision arising from the West Slope Project (Note 6) at June 30, 2025, was $4,978,429 (US$3,652,285) (December 31, 2024 – $5,148,929 (US$3,575,323)). This estimate was based upon an undiscounted risk-adjusted future cost of $5,382,748 (US$3,948,902) (December 31, 2024 – $5,686,932 (US$3,948,902)), an annual inflation rate of 2.4% and a discount rate of 4.39%. The closure and reclamation expenditure is expected to be incurred in 2030.

c)	PAPOOSE PROPERTY

The Company’s estimate of the environmental rehabilitation provision arising from the Papoose property (Note 6) at June 30, 2025, was $310,250 (US$227,607) (December 31, 2024 – $320,685 (US$222,679)). This estimate was based upon an undiscounted risk-adjusted future cost of $357,513 (US$262,279) (December 31, 2024 – $337,716 (US$262,279)), an annual inflation rate of 2.40% and risk adjusted discount rate of 4.51%. The closure and reclamation expenditure is expected to be incurred in 2032.

10.	LOAN PAYABLE

a)	CREDIT FACILITY

On September 26, 2023, the Company entered into a loan agreement (the “Loan Agreement”) for a non- revolving term credit facility (the “Credit Facility”) with Extract Advisors LLC as agent (the “Agent”) for Extract Capital Master Fund Ltd. (the “Lender”). The Credit Facility of $4,300,000 (“2023 tranche”) matures on September 26, 2028, bears a coupon of the Secured Overnight Financing Rate (“SOFR”) plus 5.0% per annum, payable semi-annually in U.S. dollars. The SOFR is equal to the secured overnight financing rate published by the Federal Reserve Bank of New York on the website of the Federal Reserve Bank of New York. The Company, with written notice, may elect to capitalize the interest payable on the Credit Facility semi-annually, in arrears, at a rate of SOFR plus 7.0%. On October 6, 2023, the terms of the Loan Agreement were amended to add the fixed repayment amount of US$3,203,961. Interest shall be calculated based on the repayment amount of US$3,203,961 and on the basis of a year of 360 days. The Credit Facility has an original issue discount of $300,000.

In connection with the Loan Agreement, the Company issued 561,404 warrants to the Lender, with each warrant entitling the holder to acquire one common share of the Company at an exercise price of $7.125 per warrant for a period ending on the maturity date. For so long as the Credit Facility remains outstanding, all proceeds from the exercise of the warrants by the Lender shall be used to repay the principal amount of the Credit Facility. As additional consideration for arranging the Loan, the Company paid an arrangement fee of $100,000 to the Lender and reimbursed expenses of $32,678 to the Agent. The Company also incurred other financing costs of $254,162 which included a success fee of $180,500 paid to Haywood Securities Inc. ($90,500 in cash and issuance of 15,444 common shares of the Company with a fair value of $90,000), legal expenses of $66,312 and filing fees of $7,350.

Anfield Energy Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the six months ended June 30, 2025 and 2024

(Expressed in Canadian Dollars)

10.	LOAN PAYABLE (CONTINUED)

a)	CREDIT FACILITY (CONTINUED)

On October 6, 2023, the Company received proceeds of US$2,839,875, net of the original issue discount of US$218,452 ($300,000), arrangement fee of US$72,817 ($100,000) and an initial foreign exchange loss of US$72,817.

The Credit Facility contains a mandatory prepayment clause where the Company must pay certain amount of proceeds from sale of secured assets, debt financings, or royalty sale transactions, to the Agent.

The Credit Facility is secured by a corporate guarantee and share pledge from each of the subsidiaries of the Company and contains certain other customary provisions, including certain covenants and default conditions in favour of the Lender.

The Credit Facility is a compound financial instrument which consists of two components: the loan (a financial liability) and the warrants (an equity instrument). The Company assessed each of the components separately and allocated the proceeds from the Credit Facility and financing costs as follows:

	Credit Facility (USD)	Financing costs (USD)	Credit Facility (net of financing costs) (USD)

Financial liability	$2,188,982	$ 161,418	$ 2,027,564

Warrants	650,893	47,998	602,895

Total	$2,839,875	$ 209,416	$ 2,630,459

The initial carrying amount of the financial liability was determined by discounting the estimated future interest and principal payments at a discount rate of 20.5%.

The carrying amounts of the equity component (the warrants) was established using the residual fair value approach, which takes the difference between the principal amount received from the Credit Facility (US$2,839,875) less the fair value of the loan. The value of the warrants of $827,956 (US$602,895), net of financing cost of $65,915 (US$47,998) is recorded within warrant reserves on the statement of financial position.

On March 27, 2024, the Company elected to capitalize the first interest payment of $292,809 (US$203,321) on the Credit Facility, effective April 5, 2024. On October 4, 2024, the Company elected to capitalize the second interest payment of $313,727 (US$217,846) on the Credit Facility. On April 4, 2025, the Company elected to capitalize the third interest payment of $316,038 (US$222,327) on the Credit Facility.

Anfield Energy Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the six months ended June 30, 2025 and 2024

(Expressed in Canadian Dollars)

10.	LOAN PAYABLE (CONTINUED)

a)	CREDIT FACILITY (CONTINUED)

On April 15, 2024, the Company entered into a waiver and second amending agreement to the Loan Agreement with Extract Advisors LLC and Extract Capital Master Fund Ltd., whereby: (a) the lender agreed to waive application of a covenant in order to permit the acquisition of the DOE Leases by the Company on January 2, 2024; (b) the Credit Facility was amended by reducing the minimum working capital requirement to $250,000; and (c) the Credit Facility was amended by requiring written consent of the agent prior to taking any corporate action to effect a share consolidation or stock split, unless the market price exceeds $9.00 per share for 20 consecutive trading days. In consideration for entering into the waiver and second amending agreement, on June 26, 2024, the Company issued the lender 53,333 share purchase warrants with a fair value of $250,109. The share purchase warrants are exercisable at a price of $7.125 per warrant until September 26, 2028. The fair value of $250,109 which was incurred as part of the modification was added to the liability and will be amortized over the term of the modified liability.

On March 17, 2025, the Company entered into an amending agreement (the “Amending Agreement”) with Extract Advisors LLC (“Extract”) for the extension of an additional US$6,000,000 increase to the existing Credit Facility. In connection with the Amending Agreement, the Company issued 799,000 share purchase warrants to Extract (the “Facility Warrants”), with each such Facility Warrant entitling the holder thereof to acquire one common share of the Company at an exercise price of $11.25 per share for a period ending on September 26, 2028. In addition, the Company paid an arrangement fee of $200,000 in consideration for the amendment and incurred legal fees of $96,247.

The additional US$6,000,000 loan (“2025 tranche”) is a compound financial instrument which consists of two components: the loan (a financial liability) and the warrants (an equity instrument). The Company assessed each of the components separately and allocated the proceeds from the 2025 tranche and financing costs as follows:

	Credit Facility (USD)	Financing costs (USD)	Credit Facility (net of financing costs) (USD)

Financial liability	$5,619,447	$ 204,613	$ 5,414,834

Warrants	380,553	4,445	376,108

Total	$6,000,000	$ 209,058	$ 5,790,942

The initial carrying amount of the financial liability was determined by discounting the estimated future interest and principal payments at a discount rate of 15%.

The carrying amounts of the equity component (the warrants) was established using the residual fair value approach, which takes the difference between the principal amount received from the Credit Facility (US$6,000,000) less the fair value of the loan. The value of the warrants of $539,266 (US$380,553), net of financing cost of $6,299 (US$4,445) is recorded within warrant reserves on the statement of financial position.

The carrying value of the loans will be accreted using the effective interest rate method over the term of the Credit Facility. The effective interest rate for the 2023 tranche and 2025 tranche is estimated at 23.74% and 15.10%, respectively.

Anfield Energy Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the six months ended June 30, 2025 and 2024

(Expressed in Canadian Dollars)

10.	LOAN PAYABLE (CONTINUED)

a)	CREDIT FACILITY (CONTINUED)

Loan Payable

Balance, December 31, 2024	$3,383,929

Proceeds, net of arrangement fee	8,302,355

Debt issuance costs allocated to liability component	(89,948)

Residual value allocated to equity component	(532,967)

Accretion of discount on loan payable	136,483

Interest expense	599,174

Foreign exchange impact	(725,414)

Balance, June 30, 2025	$11,073,612

During the six months ended June 30, 2025, the Company recognized accretion expense of $735,657 (2024 - $325,707) which includes interest expense of $599,174 (2024 - $287,521). As at June 30, 2025, a total of $11,073,612 (US$8,123,844) (December 31, 2024 - $3,338,929 (US$2,351,747)) of principal is outstanding, net of an unamortized discount of $2,400,706 (US$1,761,211) (December 31, 2024 – $1,836,728 (US$1,273,382)). As at June 30, 2025, $372,969 (US$273,618) (December 31, 2024 – $152,427 (US$105,843)) is outstanding for interest which is included in accounts payable and accrued liabilities.

b)	PROMISSORY NOTE

On October 1, 2024, the Company entered into a promissory note with IsoEnergy Ltd. for $6,020,000, which was secured, bore interest at 15% per annum and was set to mature on April 1, 2025. On October 1, 2024, IsoEnergy Ltd. advanced $4,249,864 to the Company and repaid a related party loan in the amount of $1,650,000 on behalf of the Company. On January 20, 2025, the Company repaid the outstanding principal of $5,899,864 and accrued interest of $261,857.

Anfield Energy Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the six months ended June 30, 2025 and 2024

(Expressed in Canadian Dollars)

11.	SHARE CAPITAL

AUTHORIZED SHARE CAPITAL

Unlimited number of common shares without par value.

ISSUED SHARE CAPITAL

As at June 30, 2025, the Company had 15,394,822 (December 31, 2024 – 13,789,728) issued and fully paid common shares.

ISSUANCES DURING THE SIX MONTHS ENDED JUNE 30, 2025

On January 15, 2025, the Company issued 1,428,571 common shares at $10.50 per share for gross proceeds of $15,000,000.

On May 6, 2025, the Company issued 169,726 common shares with a fair value of $763,768 pursuant to the agreement the Company entered into with Gold Eagle Mining Inc. (Note 6).

During the six months ended June 30, 2025, the Company issued a total of 6,796 common shares upon the exercise of 6,796 warrants with exercise prices ranging between $4.125 per share and $6.375 per share for gross proceeds of $40,484. Upon exercise, the original fair value of the warrants totaling $4,813 was transferred from warrant reserve to share capital.

ISSUANCES DURING THE SIX MONTHS ENDED JUNE 30, 2024

On January 5, 2024, the Company issued 200,000 common shares with a fair value of $1,050,000 pursuant to the acquisition of 175 federal unpatented uranium mining claims, located in San Juan and Grand Counties in Utah (Note 6).

During the six months ended June 30, 2024, the Company issued a total of 121,038 common shares upon the exercise of 121,038 warrants with exercise prices ranging between $4.125 per share and $6.375 per share for gross proceeds of $694,281. Upon exercise, the original fair value of the warrants totaling $107,049 was transferred from warrant reserve to share capital.

WARRANTS

Warrant activity is summarized as follows:

	Number of warrants	Weighted average exercise price

Balance at December 31, 2024	4,506,963	$ 11.29
Warrants issued	799,000	11.25
Warrants exercised	(6,796)	5.96

Balance at June 30, 2025	5,299,167	$ 11.29

During the six months ended June 30, 2025, the weighted average share price on the date of warrants exercised was $8.64 (2024 - $7.50).

Anfield Energy Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the six months ended June 30, 2025 and 2024

(Expressed in Canadian Dollars)

11.	SHARE CAPITAL (CONTINUED)

Outstanding warrants are summarized as follows:

Number of warrants outstanding	Exercise price	Expiry

200*	$4.125	July 10, 2025
333,318*	$6.375	July 10, 2025
601,606	$7.50	December 21, 2025
2,950,306	$13.5	May 12, 2027
614,737	$7.125	September 26, 2028
799,000	$11.25	September 26, 2028

5,299,167

* Exercised or expired subsequently (Note 16)

At June 30, 2025, the weighted average life of warrants was 1.96 (December 31, 2024 – 2.16) years.

OPTIONS

The Company has adopted an incentive stock option plan, which provides that the Board of Directors of the Company may from time to time, in its discretion, and in accordance with the TSX.V requirements, grant to directors, officers, employees and technical consultants to the Company, non-transferable stock options to purchase common shares, provided that the number of common shares reserved for issuance will not exceed 10% of the Company’s issued and outstanding common shares. Such options will be exercisable for a period of up to a maximum of five years from the date of grant.

In connection with the foregoing, the number of common shares reserved for issuance to any one optionee will not exceed five percent (5%) of the issued and outstanding common shares and the number of common shares reserved for issuance to all investor relation activities and consultants will not exceed two percent (2%) of the issued and outstanding common shares. Options may be exercised no later than 90 days following cessation of the optionee’s position with the Company or 30 days following cessation of an optionee conducting investor relations activities’ position. With the exception of options granted for investor relations, all options granted typically vest on the grant date.

The following table summarizes the continuity of the Company’s stock options:

	Number of options	Weighted average exercise price

Balance December 31, 2024 and June 30, 2025	1,219,571	$ 7.74

The weighted average remaining life of the outstanding options at June 30, 2025 was 2.36 (December 31, 2024 – 2.85) years.

Details of options outstanding, issued and exercisable, as at June 30, 2025 are as follows:

Number of options outstanding and exercisable	Exercise price	Expiry

70,000	$7.50	August 28, 2025
193,333	$9.00	August 27, 2026
468,000	$7.50	September 20, 2027
488,238	$7.50	October 6, 2028

1,219,571

Anfield Energy Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the six months ended June 30, 2025 and 2024

(Expressed in Canadian Dollars)

12.	SEGMENTED INFORMATION

The Company’s property and equipment, exploration and evaluation assets and its related reclamation bonds and insurance, by geographical areas as at June 30, 2025, and December 31, 2024, were all located in USA. The Company operates in one operating segment being the exploration and evaluation of mineral properties.

13.	CAPITAL MANAGEMENT

The Company’s objectives when managing capital are to safeguard its ability to pursue the evaluation and exploration of its mineral exploration properties and to maintain a flexible capital structure, which optimizes the costs of capital at an acceptable risk. In the management of capital, the Company includes the components of share capital as well as cash. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust its capital structure, the Company may issue new shares, acquire or dispose of assets, or adjust the amount of cash and cash equivalents and short-term investments. In order to maximize ongoing development efforts, the Company does not pay out dividends. The Company is not subject to any externally imposed capital requirements. There were no changes during the year to management’s approach to capital management. The Company’s investment policy is to invest its excess cash in highly liquid investments that are readily convertible into cash with maturities of six months or less from the original date of acquisition or when it is needed, selected with regards to the expected timing of expenditures from continuing operations.

14.	FINANCIAL INSTRUMENTS

a)	FAIR VALUE

The carrying values of cash, accounts payable, and due to related parties approximate their fair values due to the relatively short period to maturity of those financial instruments. The carrying value of the long-term debt approximates its fair value due to the floating rate interest charged under the credit facility. Financial instruments recorded at fair value on the statements of financial position are classified using a fair value hierarchy.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

Level 3: Inputs that are not based on observable market data.

As at June 30, 2025, the financial instruments recorded at fair value on the statement of financial position are cash and marketable securities which are measured using Level 1, and the financial instruments recorded at amortized cost are reclamation bonds.

The following are the contractual maturities of financial liabilities as at June 30, 2025:

	< 1 Year	1-2 Years	3-5 Years

Accounts payable	$83,615	$–	$–
Due to related parties	400,486	–	–
Loan payable	–	–	11,073,612

Anfield Energy Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the six months ended June 30, 2025 and 2024

(Expressed in Canadian Dollars)

14.	FINANCIAL INSTRUMENTS (CONTINUED)

b)	CLASSIFICATION OF FINANCIAL INSTRUMENTS

Financial assets included in the statement of financial position are as follows:

	June 30, 2025	December 31, 2024

Fair value through profit and loss:
Cash	$10,988,668	$1,350,411
Marketable securities	21,810	34,563

Amortized cost:
Reclamation bonds	16,265,100	16,087,691

Financial liabilities included in the statement of financial position are as follows:

	June 30, 2025	December 31, 2024

Non-derivative financial liabilities:
Accounts payable	$83,615	$760,631
Due to related parties	400,486	223,489
Loan payable	11,073,612	9,283,793

15.	FINANCIAL RISK MANAGEMENT

FINANCIAL RISK MANAGEMENT

CREDIT RISK

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company’s primary exposure to credit risk is on its cash held in bank accounts. The majority of cash is deposited in bank accounts held with major banks in Canada. As the Company’s cash is held by one bank there is a concentration of credit risk. This risk is managed by using a major bank that is high credit quality financial institutions as determined by rating agencies. The Company has secondary exposure to credit risk on its receivables. The receivables consist of refundable goods and services tax from the government. Credit risk is assessed as low.

LIQUIDITY RISK

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company has a planning and budgeting process in place to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis. The Company ensures that there are sufficient funds to meet its short-term business requirements, taking into account its anticipated cash flows from operations and its holdings of cash. Historically, the Company’s sole source of funding has been the issuance of equity securities for cash, primarily through private placements. The Company’s access to financing is always uncertain. There can be no assurance of continued access to significant equity funding. Liquidity risk is assessed as low.

The Company’s current liabilities are due on demand or have a term of less than a year. The Company’s long- term liabilities consist of a credit facility which is due on September 26, 2028.

Anfield Energy Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the six months ended June 30, 2025 and 2024

(Expressed in Canadian Dollars)

15.	FINANCIAL RISK MANAGEMENT (CONTINUED)

FINANCIAL RISK MANAGEMENT (CONTINUED)

INTEREST RATE RISK

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. As at June 30, 2025, the Company loan payable of US$9,885,055 is subject to interest rate risk. The loan payable incurs interest based on the SOFR plus 5.0% per annum, payable semi-annually in U.S. dollars. The Company, with written notice, may elect to capitalize the interest payable on the Credit Facility semi-annually, in arrears, at a rate of SOFR plus 7.0%. If interest rates on the Company’s credit facility increased (decreased) by 100 basis points with all other variables held constant, finance costs on the credit facility would increase (decreased) by $134,743.

FOREIGN CURRENCY RISK

Foreign currency risk is the risk that the fair values of future cash flows of a financial instrument will fluctuate because they are denominated in currencies that differ from the respective functional currency. The foreign currency risk for the Company is low as the foreign currencies held are in the functional currency of the entities. A 10% change in the US dollar will affect profit/loss by approximately $1,429,748.

COMMODITY RISK

Commodity risk is the risk that the value of future cash flows and profits will fluctuate based on the prices of commodities. The Company is exposed to changes in the price of commodities. Changes in the price of commodities will impact the Company’s ability to obtain financing to explore its exploration and evaluation assets.

As at June 30, 2025, the Company has no contracts or agreements in place to mitigate these price risks.

16.	SUBSEQUENT EVENTS

a)

Effective August 1, 2025, the Company completed a share consolidation of its outstanding common shares on a 75-for-1 basis. The share and per share figures in these condensed interim consolidated financial statements have been retroactively adjusted to reflect this share consolidation.

b)

Subsequent to the six months ended June 30, 2025, the Company received aggregate proceeds of $1,602,214 upon the exercise of 251,512 warrants exercisable at $6.375 per share and 200 warrants exercisable at $4.125 per share.

c)	Subsequent to the six months ended June 30, 2025, a total of 81,806 warrants exercisable at $6.375 per share expired unexercised.